Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2019 First Quarter Results

VALENCIA, Calif., January 31, 2019 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading independent distributor and provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2019 first quarter ended December 31, 2018.
Fiscal 2019 First Quarter Highlights

•	Net sales of $395.3 million, up 8.9 percent

•	Net income of $6.3 million, or $0.06 per diluted share

•	Adjusted net income(1) of $16.6 million, or $0.17 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $37.4 million, or 9.5 percent of net sales
Todd Renehan, chief executive officer, commented, “Fiscal 2019 first quarter results reflect solid top-line growth in all products and services and ongoing execution of our Wesco 2020 initiatives. Our Americas business, which represented 81 percent of total net sales, performed very well in the first quarter, with strong sales growth and improved operating margin. This was partially offset by one-time costs of $8 million supporting Wesco 2020 execution and weaker results in our EMEA business. Based upon our strong execution in the Americas, I’m confident in our ability to address the challenges in EMEA and improve its profit generation by the end of the year.”
The company’s Americas segment reported net sales growth of 11 percent. Operating income in the Americas increased 15 percent, reflecting higher gross profit, partially offset by an increase in expenses to support growth and Wesco 2020 execution. The EMEA segment reported a net sales decline of 4 percent. Operating income in EMEA decreased $2.7 million, or 52 percent, due to a decline in sales and gross profit, which reflects lower pricing on certain contract renewals, volume discounts earned and less volume at some customers.
Renehan continued, “As anticipated, we consumed cash from operating activities in the fiscal 2019 first quarter to support our growing business, which included direct support of a large multiyear customer contract renewal that was completed at the end of the first quarter. Excluding this investment, inventory growth was lower than in the first quarter of last year. We continue to expect that improvements in inventory management will drive an increase in cash from operations in fiscal 2019 compared to fiscal 2018.”
Renehan added, “We’re executing Wesco 2020 initiatives at an aggressive pace, consolidating single-use warehouse facilities into multi-commodity distribution centers, closing sales offices and reducing headcount further. As expected, Wesco 2020 benefits to the bottom line were minimal in the first quarter as execution timing for key elements of our initiatives are scheduled for later in the year. We expect benefits to increase as we progress through the year. We continue to believe Wesco 2020 will generate annualized pre-tax benefits of at least $30 million, with full realization during fiscal 2020. Although temporary operating cost support for the execution of Wesco 2020 will continue to precede benefits, we are confident that these temporary costs will decline significantly by the end of the year.”
Fiscal 2019 First Quarter Consolidated Results
Net sales of $395.3 million in the fiscal 2019 first quarter were $32.2 million, or 8.9 percent higher than the same period last year, reflecting continued focus and execution. Long-term contracts were higher, primarily due to higher chemical pass-through revenue and related service fees, while hardware volume increased at a lesser pace. Ad-hoc sales increased, primarily due to higher ordering by key customers.
Gross profit was $98.3 million in the first quarter of fiscal 2019, compared with $94.4 million in the fiscal 2018 first quarter. The increase in gross profit compared to the same period last year was primarily due to higher sales volume, partially offset by a decline in gross margin. The lower gross margin primarily reflects the dilutive effect of chemical pass-through revenue, as well as higher freight costs, volume discounts earned and excess and obsolete inventory related charges.
Selling, general and administrative (SG&A) expenses totaled $76.3 million in the fiscal 2019 first quarter, compared with $69.9 million in the same period last year. Higher SG&A expenses primarily reflect one-time costs associated with the company’s Wesco 2020 initiatives totaling $8 million, compared with $2 million in the same period last year.
SG&A expenses were 19.3 percent of net sales in the fiscal 2019 first quarter, compared with 19.2 percent in the same period last year. Excluding special items, SG&A expenses as a percent of net sales declined by approximately 130 basis points year-over-year.
Income from operations totaled $22.1 million, or 5.6 percent of net sales, in the fiscal 2019 first quarter. This compares with income from operations of $24.6 million, or 6.8 percent of net sales, in the same period last year. The decrease in income from operations reflects the increase in SG&A expenses, partially offset by higher gross profit.
Net income was $6.3 million, or $0.06 per diluted share, in the fiscal 2019 first quarter. This compares with a net loss of $0.4 million, or essentially break-even on a per-share basis, in the same period last year. The net loss in last year’s first quarter primarily reflects additional tax expense of $9.1 million associated with the enactment of the Tax Cuts and Jobs Act in the period.
Adjusted net income(1) in the fiscal 2019 first quarter was $16.6 million, or $0.17 per diluted share, compared with $14.5 million, or $0.15 per diluted share, in the same period last year.
Adjusted EBITDA(1) in the fiscal 2019 first quarter was $37.4 million, compared with $35.0 million in the same period last year. Adjusted EBITDA margin(1) was 9.5 percent, compared with 9.6 percent in the same period last year.
Adjustments to arrive at adjusted net income(1) and adjusted EBITDA(1) include special items, among other things. In the first quarter of fiscal 2019, special items consisted primarily of consulting fees of $4.4 million and other costs of $3.9 million associated with the company’s Wesco 2020 initiative. In the first quarter of fiscal 2018, special items consisted primarily of consulting fees of $1.6 million associated with Wesco 2020, as well as litigation and related fees of $1.1 million.
Net cash used in operating activities totaled $32.4 million in the fiscal 2019 first quarter, compared with $29.9 million in the same period last year. This decrease reflects year-over-year differences in accounts receivable and accounts payable that were primarily due to the timing of collections and payments, respectively.
Free cash flow(1) was a negative $34.7 million in the fiscal 2019 first quarter, compared with a negative $31.2 million in the same period last year.

Fiscal 2019 Outlook
The company continues to expect net sales in fiscal 2019 to increase at a mid-single-digit percentage pace compared to fiscal 2018. In addition, higher sales volume, Wesco 2020 benefits and expense leverage are expected to drive a high-single-digit percentage increase in adjusted EBITDA .
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2019 first quarter results at 2:00 p.m. PST (5:00 p.m. EST) today, January 31, 2019. The conference call can be accessed by dialing 866-763-0010 (domestic) or 703-871-3797 (international) and entering passcode 7261786.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 7261786. The telephonic replay will be available until February 7, 2019 at 11:59 p.m. EST.
About Wesco Aircraft
Wesco Aircraft is the world’s leading independent distributor and provider of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemicals and electronic components and comprised of more than 563,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
Footnotes
(1) Non-GAAP financial measure - see the tables following this press release for reconciliations of GAAP to non-GAAP results.

Non-GAAP Financial Information
Adjusted net income represents net income (loss) before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income (loss).
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income (loss).
Adjusted EBITDA represents net income (loss) before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Free cash flow represents net cash used in operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income (loss), determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Forward-Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “address,” “ability,” “anticipate,” “believe,” “continue,” “drive,” “execute,” “expect,” “grow,” “improve,” “increase,” “initiative,” “lead,” “outlook,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost, while also meeting the company’s customers’ quality standards; the company’s ability to maintain effective information technology systems and effectively implement its new warehouse management system; the company’s ability to successfully execute and realize the expected financial benefits from its “Wesco 2020” initiative; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; changes in trade policies; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. income tax law; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (Loss)
(UNAUDITED)
(In thousands, except share data)

	Three Months Ended December 31,
	2018	2017
Net sales	$395,311	$363,091
Cost of sales	296,969	268,667
Gross profit	98,342	94,424
Selling, general and administrative expenses	76,263	69,852
Income from operations	22,079	24,572
Interest expense, net	(12,914)	(11,838)
Other (expense) income, net	(217)	260
Income before income taxes	8,948	12,994
Provision for income taxes	(2,655)	(13,368)
Net income (loss)	$6,293	$(374)

Net income (loss) per share:
Basic	$0.06	$—
Diluted	$0.06	$—
Weighted average shares outstanding:
Basic	99,485,989	99,096,914
Diluted	99,904,111	99,096,914

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	December 31, 2018	September 30, 2018
Assets
Cash and cash equivalents	$25,181	$46,222
Accounts receivable, net	296,756	283,775
Inventories	912,679	884,212
Prepaid expenses and other current assets	19,322	15,291
Income taxes receivable	2,798	2,017
Total current assets	1,256,736	1,231,517
Long-term assets	556,340	557,959
Total assets	$1,813,076	$1,789,476
Liabilities and Stockholders’ Equity
Accounts payable	$184,852	$180,494
Accrued expenses and other current liabilities	37,465	42,767
Income taxes payable	3,719	2,295
Capital lease obligations, current portion	2,235	2,205
Short-term borrowings and current portion of long-term debt	94,000	74,000
Total current liabilities	322,271	301,761
Capital lease obligations, less current portion	2,050	2,329
Long-term debt, less current portion	767,755	771,777
Deferred income taxes	3,504	2,803
Other liabilities	19,174	18,337
Total liabilities	1,114,754	1,097,007
Total stockholders’ equity	698,322	692,469
Total liabilities and stockholders’ equity	$1,813,076	$1,789,476

 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Three Months Ended December 31,
	2018	2017
Cash flows from operating activities
Net income (loss)	$6,293	$(374)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	7,098	7,256
Amortization of deferred debt issuance costs	1,304	1,508
Stock-based compensation expense	2,944	1,815
Inventory provision	5,045	4,443
Deferred income taxes	(12)	593
Other non-cash items	(232)	59
Subtotal	22,440	15,300
Changes in assets and liabilities
Accounts receivable	(13,858)	2,020
Inventories	(33,575)	(32,960)
Other current and long-term assets	(7,365)	(2,492)
Accounts payable	4,348	(22,315)
Other current and long-term liabilities	(4,437)	10,567
Net cash used in operating activities	(32,447)	(29,880)
Cash flows from investing activities
Purchase of property and equipment	(2,240)	(1,335)
Net cash used in investing activities	(2,240)	(1,335)
Cash flows from financing activities
Proceeds from short-term borrowings	30,000	46,000
Repayment of short-term borrowings	(10,000)	(27,000)
Repayment of borrowings and capital lease obligations	(5,755)	(5,547)
Debt issuance costs	—	(1,900)
Net cash paid for activities related to stock-based incentive plans	(416)	(26)
Net cash provided by financing activities	13,829	11,527
Effect of foreign currency exchange rate on cash and cash equivalents	(183)	11
Net decrease in cash and cash equivalents	(21,041)	(19,677)
Cash and cash equivalents, beginning of period	46,222	61,625
Cash and cash equivalents, end of period	$25,181	$41,948

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Net Income and
Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended December 31,
	2018	2017
Adjusted Net Income
Net income (loss)	$6,293	$(374)
Amortization of intangible assets	3,733	3,714
Amortization of deferred debt issuance costs	1,304	1,508
Special items (1)	8,485	2,914
Adjustments for tax effect (2)	(3,264)	6,696
Adjusted net income	$16,551	$14,458

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,485,989	99,096,914
Adjusted net income per basic share	$0.17	$0.15

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	99,904,111	99,096,914
Adjusted net income per diluted share	$0.17	$0.15

(1)
Special items in the first quarter of fiscal 2019 consisted primarily of consulting fees of $4.4 million and other costs of $3.9 million associated with the company’s Wesco 2020 initiative. Special items in the first quarter of fiscal 2018 consisted of consulting fees associated with the company’s improvement activities of $1.6 million, settlement of litigation and related fees of $1.1 million and other expenses of $0.2 million.

(2)	The adjustment for tax effect in the first quarter of fiscal 2018 included an estimated $9.1 million tax provision on foreign earnings as transition tax under the Tax Cuts and Jobs Act.

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,
	2018	2017

EBITDA and Adjusted EBITDA
Net income (loss)	$6,293	$(374)
Provision for income taxes	2,655	13,368
Interest expense, net	12,914	11,838
Depreciation and amortization	7,098	7,256
EBITDA	28,960	32,088
Special items (1)	8,485	2,914
Adjusted EBITDA	$37,445	$35,002

Adjusted EBITDA margin	9.5%	9.6%

(1)
Special items in the first quarter of fiscal 2019 consisted primarily of consulting fees of $4.4 million and other costs of $3.9 million associated with the company’s Wesco 2020 initiative. Special items in the first quarter of fiscal 2018 consisted of consulting fee associated with the company's improvement activities of $1.6 million, settlement of litigation and related fees of $1.1 million and other expenses of $0.2 million.

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended December 31,		Increase (Decrease)
	2018	2017

Net cash used in operating activities	$(32,447)	$(29,880)	$(2,567)
Purchase of property and equipment	(2,240)	(1,335)	(905)
Free cash flow	$(34,687)	$(31,215)	$(3,472)